UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 21, 2005

PMA Capital Corporation

(Exact name of Registrant as specified in its charter)

Pennsylvania	000-22761	22-2217932
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Sentry Parkway Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(215) 665-5046

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On October 21, 2005, the Board of Directors (the “Board”) of PMA Capital Corporation (the “Company”) approved amendments to the following Company benefit plans:

• The PMA Capital Corporation Pension Plan (the “Pension Plan”);

• The PMA Capital Corporation Supplemental Executive Retirement Plan (the “SERP”);

• The PMA Capital Corporation Executive Management Pension Plan (the “EMPP”);

• The PMA Capital Corporation 401(k) Plan (the “401(k) Plan”); and

• The PMA Capital Corporation 401(k) Excess Plan (the “401(k) Excess Plan”).

The Company believes that the changes to these plans will provide Company employees with more portable benefits and will reduce the Company’s pension-cost volatility.  As a result of these changes, the Company will record a fourth quarter non-cash charge of approximately $700,000 and expects to reduce operating expenses in 2006 and beyond by approximately $1 million annually.

The Pension Plan and the SERP were amended to close participation to new participants and to “freeze” benefit accruals as of December 31, 2005. Additionally, the Pension Plan was amended to implement a change whereby terminated vested participants with accrued benefits of $1,000 or less automatically will receive immediate lump sum payments of their benefits.

To replace the defined benefit pension benefit on a going forward basis, the 401(k) Plan and the 401(k) Excess Plan were amended, effective January 1, 2006, to provide for a quarterly employer contribution based on age, as follows --

Age	Percentage of Compensation
Under 30	2%
30-44	3%
45-54	4%
Over 54	5%

Participants who as of December 31, 2005 are age 50 with at least 5 years of service with the Company will receive a special “grandfathered” employer contribution in lieu of the above described contributions, based on age as follows --

Age	Percentage of Compensation
50-54	6%
55-59	8%
60 and Over	10%

The new age-based employer contributions will be in addition to any pretax elective deferrals and employer matching contributions that might otherwise be made under the 401(k) Plan and the 401(k) Excess Plan. The 401(k) Plan also was amended to implement a change whereby terminated vested participants with account balances of $1,000-$5,000 will have their balances automatically rolled over into IRAs established on behalf of the participants, unless a participant elects to receive his account balance in cash or as a rollover to another source.

The Company’s EMPP was designed to pay an additional pension benefit to eligible participants (persons hired as vice-presidents or higher after January 1, 1990) by deeming such participants to have completed an additional year of service for each year worked, up to a maximum of 25 aggregate years. This benefit is only payable to those eligible employees who retire directly from the Company. The pension benefit attributable to the deemed years of service is paid through the EMPP based on the participant’s original salary. Once a participant completes 12-1/2 actual years of service, his EMPP benefit begins to decrease and is replaced by the additional pension benefit accrued in the Pension Plan and SERP.

Pursuant to the amendment to the EMPP, the pension benefits accruing under the EMPP will be frozen as of December 31, 2005, consistent with the corresponding changes to the Pension Plan and SERP. In addition, the EMPP will be closed to any new participants. Beginning January 1, 2006, EMPP participants will receive, subject to the maximum benefit limitations under the EMPP, age-based employer contributions under the EMPP in addition to the age-based employer contributions provided under the 401(k) Plan and the 401(k) Excess Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PMA Capital Corporation

October 27, 2005	By:	/s/ William E. Hitselberger
	Name:	William E. Hitselberger
	Title:	Executive Vice President and Chief
Financial Officer